NEWS RELEASE

                  FOR:     UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

                  APPROVED BY:              Clarence "Mac" McAninch
                                            President & CEO
                                            (412) 257-7600
FOR IMMEDIATE RELEASE

                  CONTACT:                  Morgen-Walke Associates
                        June Filingeri, Jennifer Miller
                          Media contact: Brian Maddox
                                 (212) 850-5600

               UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. REPORTS
                       PRELIMINARY SECOND QUARTER OUTLOOK


         BRIDGEVILLE, PA, May 3, 1996 -- Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that based on heightened volatility in some of its markets, it is revising downward its earnings expectations for the second quarter ended June 30, 1996. On a preliminary basis, the Company expects to report second quarter net income of approximately $940,000 or $0.15 per share on net sales of approximately $14 million. This compares with 1995 second quarter net income of $817,000 or $0.18 per share, and net sales of $13.9 million. There are 37% more weighted average shares outstanding in the current period.
         The Company noted that two major factors account for its revised outlook: continued softening demand for stainless steel rerolled billets and semi-finished ingots due to increasing pressure from foreign imports of rod, wire and bar products and a hold on all shipments of certain power generation products which the Company believes is due to the current uncertainty caused by the anticipated deregulation of the electric utility industry. The Company anticipates resuming these shipments later in the year.
         Mac McAninch, President and CEO, commented: "While it is very early in the second quarter, we believe it is prudent and responsible to signal our revised outlook as best as we can at this time. It should be noted that due to the short lead-time nature of our process capabilities we can receive orders as late as mid-June that will ultimately determine whether we will meet, fall short of or exceed our current expectations. The assumptions upon which we are basing our projected second quarter results include strong growth in the sales of tool steel and steady performance by our forging
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USAP-- REPORTS PRELIMINARY SECOND QUARTER OUTLOOK                        Page 2

billet and Titusville special shapes businesses offset by lower sales of stainless rerolled billet and ingot due to continued market dislocation caused by foreign imports. Power generation sales in the quarter are expected to be minimal. We are pleased to say that we expect yields on all our products to be at appropriate levels."
         Mr. McAninch continued: "It is not possible at this time to predict whether the current difficult conditions will continue beyond the second quarter, but we will be in a position to better estimate second half results at the end of the quarter. However, in light of several factors including the additional capacity for higher margin tool steel that will be available in August as a result of our capital spending program, we expect second half results to be far stronger than those achieved in the first half of the year. We will confront any ongoing challenges by working closely with our existing customers, pursuing new customers with our strengthened sales team and maintaining stringent cost controls while fully implementing our capital spending program. This is a tough business -- that's a given. Our confidence in our ability to thrive in it is unchanged."
         Safe harbor for forward-looking statements: Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt and timing of future customer orders, risks associated with the manufacturing process and production yields and risks related to plant and equipment additions and maintenance. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.
         Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets semi-finished specialty steels, including stainless steel, tool steel and other alloy products. The Company's products are finished by its customers and marketed for use primarily in the heavy equipment manufacturing, power generation and aerospace industries.


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